UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a‑101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No. 1)

Filed by the Registrant                  ☒

Filed by a Party other than the Registrant         ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

STANDEX INTERNATIONAL CORPORATION
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

STANDEX INTERNATIONAL CORPORATION
23 Keewaydin Drive, Suite 300
Salem, New Hampshire 03079

SUPPLEMENT TO THE PROXY STATEMENT
DATED SEPTEMBER 27, 2024
FOR THE 2024 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON OCTOBER 22, 2024

This proxy statement supplement, dated September 27, 2024, is being filed to amend the definitive proxy statement of Standex International Corporation (the "Company") for its 2024 Annual Meeting of Shareholders (the "Annual Meeting"), which was filed with the Securities and Exchange Commission on September 6, 2024 (the "Proxy Statement"), in order to provide amended and supplemental information about the expected treatment of Item 4 – By-Law Amendment in the Proxy Statement as a “routine” matter under the rules of the New York Stock Exchange (the “NYSE”).

Accordingly, the Proxy Statement is hereby amended as follows:

The section of the Proxy Statement entitled “Required Vote & Recommendation” under “Item 4: By-Law Amendment” is amended to read in its entirety as follows:

Required Vote & Recommendation

Approval of this By-Law Amendment will require the affirmative vote of the holders of at least eighty percent (80%) of the outstanding shares of our Common Stock entitled to vote as of the Record Date. Under the rules of the NYSE, the By-Law Amendment is considered a routine proposal and a broker or other nominee may give proxies to vote on the proposed By-Law Amendment if the beneficial owner of such shares has not given voting instructions on the matter. As a result, we do not expect any broker non-votes in connection with this proposal. Abstentions and broker non-votes (if any) will have the same effect as votes “Against” this proposal.

If approved, the amendment will become effective immediately following the Annual Meeting.

If our shareholders do not approve the amendment, the current provisions of our By-Laws will remain unchanged.

The Board recommends that you vote “FOR” the proposed amendment to the Company’s By-Laws.

*****

Except as described in this supplement, none of the items or information presented in the Proxy Statement is affected by this supplement. This supplement does not provide all of the information that is important to your voting decisions at the Annual Meeting. The Proxy Statement contains other important additional information. We encourage you to carefully read this supplement together with the Proxy Statement.

Your vote is important, no matter how many or how few shares you may own. If you have not already done so, please vote TODAY by telephone, via the Internet, or by signing, dating and returning the proxy card or voting instruction card previously mailed to you. If you have already returned your proxy or voting instruction card or voted by telephone or via Internet, you do not need to take any action unless you wish to change your vote.